ADMINISTRATIVE SERVICES AGREEMENT


         This Administrative Services Agreement ("Agreement") is made effective as of the 30th day of December, 1998, by and between UNIVERSAL FIDELITY LIFE INSURANCE COMPANY, an Oklahoma insurer ("UFL"), and PIONEER FINANCIAL SERVICES, INC., a Delaware corporation ("PFS").

         WHEREAS, PFS owns a number of insurance subsidiaries directly and indirectly (collectively, the "PFS Companies"); and

         WHEREAS, PFS desires to appoint and retain UFL to perform certain claims administrative services required to support the Medicare Supplement insurance policies issued by PFS Companies, identified in Exhibit A of this Agreement (the "PFS Policies") and policies reinsured under the Coinsurance Agreement between UFL and Pioneer Life Insurance Company dated December 30, 1998 (the "UFL Policies", the PFS Policies and the UFL Policies being collectively referred to as the "Policies"), and UFL desires to accept such appointment on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

1.       CLAIMS ADMINISTRATION SERVICES

         1.1. Services. UFL shall perform the following services ("Services") in connection with the administration of claims under the Policies timely and accurately in all material respects:

         1.1.1. UFL agrees to process the PFS Company Part A and Part B Medicare supplement insurance claims that are not automatically adjudicated.

         1.1.2. UFL shall bill PFS by the 20th day of each month for claims processed in the preceding month.

         1.1.3. UFL shall perform all administration of policies reinsured under the Coinsurance Agreement except for rights reserved to Reinsurer as provided in the Coinsurance Agreement.

2.       COMPENSATION

         PFS shall pay or cause its subsidiaries to pay UFL its reasonable expenses attributable to or incurred for the benefit of PFS and its subsidiaries within twenty (20) days following receipt of UFL's bill for Services. This expense shall be all direct and directly allocable expenses, including overhead, exclusive of any costs associated with the executive management of UFL, reasonably and equitably determined by UFL to be attributable to or incurred for the benefit of administering the claims submitted under the Policies.

3.       PERSONNEL, FACILITIES, AND COSTS

         3.1. Personnel. UFL shall furnish all personnel necessary to provide the Services. Such personnel shall at all times remain employees of UFL subject solely to its direction and control. UFL shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

         3.2. Facilities. The Services will be performed by UFL using furniture, fixtures and equipment (including computer hardware) owned or leased by UFL (collectively, the "Facilities"). All Facilities owned by UFL shall remain the property of UFL and PFS acknowledges and agrees that it shall not have any right, title or interest in or to the Facilities.

         3.3. Costs. UFL shall pay all personnel and other costs and expenses to provide the Services.

4.       COMPLIANCE WITH APPLICABLE LAWS

         Each of the parties hereto agrees to comply with all applicable statutes, ordinances, rules, and regulations of any and all federal, state, and municipal authorities (collectively, "Laws") as they apply to the performance of such party's obligations under this Agreement, including but not limited to state laws/regulations governing the timely processing and payment of claims.

5.       LICENSING

         At all times during the term of this Agreement, UFL shall maintain in full force and effect all licenses, qualifications and other authorizations necessary under applicable Laws to provide the Services. UFL agrees to provide PFS with copies of any such documents upon request.

6.       SUPERVISION BY BOARD OF DIRECTORS

         UFL acknowledges that the Boards of Directors of the PFS Companies are vested with the power, authority and responsibility for managing the business and affairs of the PFS Companies, including with respect to claims administrative services. UFL acknowledges that any and all actions or services, whether supervisory or administerial, taken or provided pursuant to this Agreement by UFL shall be subject to the continuous supervision of the Boards of Directors of the PFS Companies and, to the extent designated by such Boards of Directors, the appropriate designated officers of the PFS Companies.

7.       MAINTENANCE OF RECORDS

         UFL shall maintain during the term of this Agreement and for the required period to satisfy record retention requirements, complete and accurate, in all material respects, books and records of all transactions between PFS and its subsidiaries, and claimants including, without limitation all claims submitted by individuals under the Policies. UFL shall maintain computerized records of all claims administered under this Agreement and shall supply the PFS Companies with summary tabulations of pertinent statistical data upon request. All records shall be maintained in accordance with prudent standards of insurance record keeping and in accordance with any and all Laws.

8.       AUDIT

         PFS shall have the right, after providing reasonable notice to UFL, to audit the records and procedures of UFL pertaining to the Services performed by UFL under this Agreement.

9.       ERRORS AND OMISSIONS

         Inadvertent delays, errors or omissions that occur or are made in connection with the transactions contemplated by this Agreement shall be rectified by the party making such error or omission as soon as possible after discovery thereof.

10.      TERMINATION

         This Agreement shall remain in effect as long as any of the Policies remain in force. However, either party may terminate the Agreement with respect to the PFS Policies or the UFL Policies or both, without cause, upon ninety (90) days written notice; provided that such termination does not occur prior to December 31, 2003.

11.      INDEMNIFICATION

         11.1 Indemnification of UFL by PFS. PFS shall indemnify and hold UFL harmless from any expenses, losses, claims, damages, liabilities and reasonable attorneys' fees to which UFL becomes subject (except insofar as such arise from the failure of UFL to perform any act required under this Agreement) which results from a breach by PFS of any covenant contained in this Agreement.

         11.2 Indemnification of PFS by UFL. UFL shall indemnify and hold PFS harmless against any expenses, losses, claims, damages, liabilities and reasonable attorneys' fees to which PFS becomes subject (except insofar as such arise from (i) the specific instructions and direction of PFS to UFL or (ii) the failure of PFS to perform any act required under this Agreement) which results from a breach of any covenant of this Agreement by UFL; provided, however, UFL's liability under this paragraph shall be limited to the aggregate administrative fees paid to it by the PFS Companies under this Agreement.

         11.3 Procedures for Receiving Indemnification. After receipt by either UFL or PFS of any written notice of the commencement of any action against it in respect to which indemnification or reimbursement may be sought against the other party, the party seeking indemnification or reimbursement shall notify the indemnifying party in writing within thirty (30) days after its receipt of notification of the commencement of action; provided, however, that the obligation of the indemnifying party shall not be reduced on account of the failure or delay of the indemnified party to give such notice except to the extent that the indemnifying party is damaged by such failure or delay. In case any such action is brought against a party seeking indemnity or reimbursement, and said party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent that it may wish, assume the defense thereof with counsel satisfactory to the party seeking indemnity or reimbursement. In the event that the indemnifying party recommends a monetary settlement which is acceptable as full settlement by the claimant bringing the action and such settlement is refused by the party seeking indemnification, the indemnification hereunder shall be limited to the amount of such recommended settlement. If a reasonable settlement is agreed to by both the party seeking indemnification and the indemnifying party, the indemnifying party shall pay all expenses, losses, claims, damages, liabilities and reasonable attorneys' fees incurred in the settlement of such action.

12.      CONFIDENTIALITY

         All claims, records and other material pertaining to this Agreement are not meant for public dissemination and shall be held by UFL in strict confidence, except as explicitly provided under any Policy or as required by the Laws.

13.      RELATIONSHIP OF THE PARTIES

         13.1 Contractual Relationship. The only relationship between UFL and PFS is a contractual relationship established by this Agreement. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee or constitute a partnership or joint venture arrangement between the parties. UFL's authority shall be limited to that which is expressly stated in this Agreement. PFS shall exercise no control over the hours, office location, rentals or employees of UFL.

         13.2 Assignment. This Agreement shall be binding upon UFL and PFS and their respective successors and assigns. This Agreement may not be assigned in whole or in part by UFL or PFS without the prior written consent of the other party.

         13.3 Sub-Contracting by UFL. UFL may not, without PFS's prior written consent, which consent shall not be unreasonably withheld, sub-contract with others for the performance of any services which UFL is to provide under this Agreement. In the event that PFS consents to sub-contracting, UFL shall remain responsible for the proper performance of such services.

14.      AMENDMENTS

         This Agreement shall not be modified or amended except in writing signed by an authorized officer of UFL and by an authorized officer of PFS.

15.      CONTROLLING LAW.

         This Agreement shall be subject to and construed under the laws of the state of Oklahoma.

16.      REFERENCES AND SECTION HEADINGS

         Any reference to the singular shall include reference to the plural and vice versa. Section headings are intended for purposes of description only and shall not be used for purposes of interpretation of this Agreement.

17.      ARBITRATION

         In the event any dispute arises between the parties with reference to any aspect of this Agreement, such dispute shall be submitted for resolution by arbitration upon the written request of either party to the other party. Within thirty (30) days after receipt of such written request, each party shall select one arbitrator (for a total of two), and such selected arbitrators shall select a third arbitrator within sixty (60) days after receipt of such written request for arbitration. If either party fails to select an arbitrator within such period, the arbitrator that was timely selected by the other party shall serve as the sole arbitrator. All arbitrators shall have had experience serving as an arbitrator for claims administrative disputes or shall have served as an officer of a life, accident or health insurance company. No arbitrators shall be or have been affiliated with or employed by any party hereto or their respective affiliates. The arbitration shall occur in a mutually acceptable location and be governed pursuant to the rules of commercial arbitration of the American Arbitration Association and the laws of the state of Oklahoma. The arbitrators shall make their determination within thirty (30) days after the appointment of the last arbitrator. Judgement may be entered upon the final decision of the arbitrators in any court having jurisdiction, and notwithstanding any provision in this Agreement to the contrary, such arbitration determination shall be final and conclusive for all legal purposes and may not be appealed to any court or other forum. Each party shall pay the expenses incurred by it and by the one arbitrator selected by it. Each party shall pay one half of the fees and out of pocket expenses of the American Arbitration Association (if any) and the third arbitrator.

18.      SEVERABILITY

         If any part, term or provision shall be held void, illegal or unenforceable, the validity of the remaining portions or provisions shall not be effected thereby.

19.      ENTIRE AGREEMENT

         This Agreement contains the entire Agreement and understanding between the parties with respect to the transactions contemplated thereby, and supersedes all prior Agreements and understandings, written or oral, with respect thereto.


         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first set forth above.

                                   UNIVERSAL FIDELITY LIFE INSURANCE COMPANY

                                   BY:    /s/ RANDY HARP
                                   ---------------------------------------
                                   NAME:  Randy Harp
                                   TITLE: CFO & COO

                                   PIONEER FINANCIAL SERVICES, INC.

                                   BY:    /s/ THOMAS J. KILIAN
                                   ---------------------------------------
                                   NAME:  Thomas J. Kilian
                                   TITLE: President




                                    Exhibit A
                      to Administrative Services Agreement


     Pre-standardized and standardized Medicare Supplement policies issued by Health and Life Insurance Company of America, National Group Life Insurance Company and Pioneer Life Insurance Company




                               AMENDMENT NO. 1 TO
                        ADMINISTRATIVE SERVICES AGREEMENT


         This Amendment No. 1 to Administrative Services Agreement ("Amendment") is made and entered into this 30th day of December, 1998 by and between UNIVERSAL FIDELITY LIFE INSURANCE COMPANY, an Oklahoma insurer ("UFL"), and PIONEER FINANCIAL SERVICES, INC., a Delaware corporation ("PFS").

         WHEREAS, UFL and PFS are parties to that certain Administrative Services Agreement dated December 30, 1998 (the "Agreement"); and

         WHEREAS, UFL and PFS desire to amend the Agreement to reflect certain changes to the Agreement and to provide for data processing services for certain life insurance business issued by UFL and business reinsured under the Coinsurance Agreement between UFL and Pioneer Life Insurance Company dated December 30, 1998 ("UFL Policies").

         NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

1.       DATA PROCESSING SERVICES.

         1.1. Services. PFS or its affiliates shall perform the following services ("Services") in connection with the administration of claims under the
Agreement:

         1.1.1. PFS or its affiliates shall provide all telecommunications services and electronic data processing services, including software programming and documentation, hardware utilization and software licensing that are necessary for UFL to perform the Services described in the Agreement.

         1.1.2. PFS or its affiliates shall provide all telecommunications services and electronic data processing services, including software programming and documentation, hardware utilization and software licensing that are necessary for UFL to administer the UFL Policies and life business comparable to those currently provided to UFL.

         1.1.3. PFS shall cause its affiliates to bill UFL by the 20th day of each month for the Services listed in this Amendment.

         1.1.4 The parties recognize that some software conversions or modifications are necessary for the Services to be provided in a manner that is year 2000 compliant. It shall be the responsibility of PFS or its affiliates to make such conversions and modifications, so that the Services may be provided by PFS or its affiliates in a year 2000 compliant fashion.


2.       COMPENSATION

         PFS shall be entitled to the reasonable expenses of its affiliates attributable to or incurred for the benefit of UFL. This expense shall be for all direct and directly allocable expenses, including overhead, exclusive of any costs associated with the executive management of PFS and its affiliates, reasonably and equitably determined by PFS or its affiliates to be attributable to or incurred for the benefit of providing the Services rendered under this Amendment.

         PFS shall be entitled to offset the amount that its affiliates are due for Services rendered under this Amendment against the compensation payable for Services rendered by UFL under the Agreement. If compensation due PFS under this Amendment exceeds that due UFL under the Agreement, UFL shall pay the excess to PFS or its affiliates within twenty (20) days of the receipt of the PFS bill.

3.       NO MODIFICATION

         Except as set for herein, no other provision of the Agreement is amended hereby.

4.       CONTROLLING LAW

         This Amendment shall be subject to and construed under the laws of the State of Oklahoma.

         IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

                                   UNIVERSAL FIDELITY LIFE INSURANCE COMPANY

                                   BY:    /s/ RANDY HARP
                                   ---------------------------------------
                                   NAME:  Randy Harp
                                   TITLE: CFO & COO

                                   PIONEER FINANCIAL SERVICES, INC.

                                   BY:    /s/ THOMAS J. KILIAN
                                   ---------------------------------------
                                   NAME:  Thomas J. Kilian
                                   TITLE: President